CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANT


We consent to the incorporation by reference in the Registration Statement (Form S-8 File No. O-23859) pertaining to the Consulting Agreement - Legal Services Agreement Plan of American Custom Components, Inc. of our report dated July 6, 1998, with respect to the consolidated financial statements of American Custom Components, Inc. included in its Annual Report (Form 10-SB) for the year ended March 31, 1998, filed with the Securities and Exchange Commission.


   /s/    Kelly & Company
Kelly & Company
Newport Beach, California
March 29, 1999